Exhibit 99.1

Chemomab Therapeutics Announces Expected Appointment of Dale R. Pfost as
Chairman of the Board

TEL AVIV, Israel, December 16, 2021. -- Chemomab Therapeutics Ltd. (Nasdaq: CMMB), (Chemomab) a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced that, as planned and announced earlier this year, CEO Dale R. Pfost, PhD will assume the additional role of Chairman, subject to the approval of Chemomab’s shareholders, as is required under Israeli law. A shareholder vote is expected to be held in or around February 2022. Stephen Squinto, PhD, will be leaving his current positions as Chairman of the Chemomab board and as a director of the company, effective December 19, 2021.

“Steve has been a great contributor to Chemomab’s maturation as a public company, and we thank him for his wise leadership and counsel,” said Dr. Pfost “This is an exciting time for Chemomab, as we advance our Phase 2 clinical programs in primary sclerosing cholangitis and liver fibrosis, while preparing to initiate a third Phase 2 trial in systemic sclerosis early next year. I look forward to my expanded role working with our board of directors as we execute on the company’s plans for continued growth.”

Dr. Squinto noted, “This is an appropriate time for me to hand over the leadership reins at Chemomab, with Dale fully onboard as chief executive, the planned expansion of the executive team well underway and the company making good progress in its three clinical programs. I look forward to reports of their continued progress under the leadership of Dale and the experienced Chemomab senior management team.”

About Chemomab Therapeutics Ltd.
Chemomab is a clinical-stage biotechnology company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases. It is currently in two Phase 2 safety and efficacy trials—one in patients with primary sclerosing cholangitis and the second in patients with liver fibrosis, with a third Phase 2 trial in systemic sclerosis expected to begin early in 2022.

For more information on Chemomab, visit chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the likelihood that Chemomab’s shareholders approve the appointment of Dr. Dale Pfost to the position of Chairman of the Board; the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on  CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Investor Relations:	Media:
Irina Koffler	Barbara Lindheim
LifeSci Advisors, LLC	Chemomab Therapeutics
Phone: +1-917-734-7387	Consulting Vice President
ir@chemomab.com	Investor & Public Relations, Strategic Communications Phone: +1-917-355-9234 barbara@chemomab.com